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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(D)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                            PATHOGENESIS CORPORATION
                            (Name of Subject Company)

                            PATHOGENESIS CORPORATION
                        (Name of Person Filing Statement)

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                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

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                                   70321E 10 4
                      (CUSIP Number of Class of Securities)

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                                 WILBUR H. GANTZ
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            PATHOGENESIS CORPORATION
                              5215 OLD ORCHARD ROAD
                                    SUITE 900
                             SKOKIE, ILLINOIS 60077
                                 (847) 583-8050
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
            Communications on Behalf of the Person Filing Statement)

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                                    COPY TO:

                               DAVID M. SILK, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

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[X]CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
   MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER
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